Exhibit 10.29

KNOWLTON DEVELOPMENT CORPORATION, INC.

375 Roland Therrien Boulevard

Longueuil, QC J4H 4A6

Canada

July [_], 2021

[NAME]

By email

Re:	Amendment to Employment Agreement

Dear [NAME]:

Reference is made to that certain Employment Agreement between you and Knowlton Development Corporation Inc., dated as of [DATE] [, as amended as of October 14, 2020] (the “Employment Agreement”). Capitalized terms that are used but not defined in this letter will have the meaning given to them in the Employment Agreement.

You acknowledge and agree that the Employment Agreement shall be amended as follows:

Section [15][16] shall be amended and restated in its entirety, as follows:

Withholding; Taxes; Section 409A.

(a) The Company may deduct and withhold from any amounts payable under this Agreement such federal, provincial, state, local, or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation, as applicable. It is intended that the provisions of this Agreement comply with or are exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of this Agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. The Company cannot make any representations or guarantees with respect to compliance with such requirements, and neither the Company nor any Affiliate will have any obligation to indemnify Executive or otherwise hold him harmless from any or all of such taxes or penalties. For purposes of Section 409A of the Code, each installment payment hereunder will be deemed a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii). With respect to the timing of payments of any deferred compensation payable upon a termination of employment hereunder, references in this letter to “termination of employment” (and substantially similar phrases) mean “separation from service” within the meaning of Section 409A of the Code. For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder is exempt from Section 409A of the Code; however, if any expense reimbursement hereunder is determined to be deferred compensation within the meaning of Section 409A of the Code, then (a) the amount of the expense reimbursement during one taxable year will not affect the amount of the expense reimbursement during any other taxable year, (b) the expense reimbursement will be made on or before the last day of the year following the year in which the expense was incurred and (c) the right to expense reimbursement hereunder will not be subject to liquidation or exchange for another benefit.

(b) Notwithstanding anything in this Agreement to the contrary, if, at the time of termination of employment hereunder, Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A of the Code, then (a) only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which Executive is entitled under this Agreement in connection with such termination that are subject to Section 409A of the Code (and not otherwise exempt from its application) that constitute “nonqualified deferred compensation” for purposes of Section 409A shall be withheld until the first business day of the seventh month following the date of such termination (the “Delayed Payment Date”), (b) on the Delayed Payment Date, Executive shall receive a lump sum payment in an amount equal to the aggregate amount of such payments that otherwise would have been made to Executive prior to the Delayed Payment Date and (c) following the Delayed Payment Date, Executive shall receive the payments otherwise due to Executive in accordance with the payment terms and schedule set forth herein.

All references in the Employment Agreement to “this Agreement” and any other references of similar import shall hereinafter refer to the Employment Agreement as amended by this letter. Except as expressly modified by this letter, the Employment Agreement will remain in full force and effect. This letter embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

* * * * *

Please sign below to indicate your agreement and acknowledgement of the terms of this letter and the amendment to your Employment Agreement.

Sincerely,

Knowlton Development Corporation, Inc.

By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED:

By:
Name: